Exhibit 107

Calculation of Filing Fee Tables

……Form S-3ASR……..
(Form Type)

…………….…………… Albemarle Corporation …………………………..
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(4)	(4)
Fees to Be Paid	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(4)	(4)
Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(4)	(4)
Fees to Be Paid	Other	Warrants	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(4)	(4)

Fees to Be Paid	Other	Depositary Shares	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(4)	(4)
Fees to Be Paid	Other	Units	Rule 456(b) and Rule 457(r)	(1)(2)	(3)	(4)	(4)
Fees Previously Paid	—	—	—	—		—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							—

(1)The securities registered hereunder include such indeterminate number of the securities of each identified class as may from time to time be issued at indeterminate prices. There are also being registered hereunder an indeterminate number or amount, as the case may be, of the securities of each identified class as may from time to time be issued may be issued upon conversion, exercise or exchange of the securities issued directly hereunder. Separate consideration may or may not be received for securities that are issuable on conversion, exercise or exchange of other securities. Any securities registered hereunder may be sold separately or together with the other securities registered hereunder.
(2)Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions or in connection with any stock split, stock dividend or similar transaction, including under any applicable anti-dilution provisions (including, without limitation, upon adjustment of the conversion or exchange rate thereof).
(3)The proposed maximum per security and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in together with other securities.
(4)In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).